Exhibit 99.1

Contact:  Walter H. Hasselbring, III
                 (815) 432-2476

IF BANCORP, INC. ANNOUNCES RESULTS FOR FIRST QUARTER
OF FISCAL YEAR 2019 (UNAUDITED)

IF Bancorp, Inc. (NASDAQ: IROQ) (the "Company") the holding company for Iroquois Federal Savings and Loan Association (the "Association"), announced unaudited net income of $934,000, or $0.26 per basic share and $0.25 per diluted share, for the three months ended September 30, 2018, compared to net income of $975,000, or $0.27 per basic share and $0.26 per diluted share, for the three months ended September 30, 2017.
For the three months ended September 30, 2018, net interest income was $4.5 million compared to $4.4 million for the three months ended September 30, 2017.  The provision for loan losses decreased to $237,000 for the three months ended September 30, 2018, from $408,000 for the three months ended September 30, 2017.  Interest income increased to $6.4 million for the three months ended September 30, 2018, from $5.5 million for the three months ended September 30, 2017.  Interest expense increased to $2.0 million for the three months ended September 30, 2018, from $1.1 million for the three months ended September 30, 2017.  Non-interest income increased to $1.3 million for the three months ended September 30, 2018, from $1.2 million for the three months ended September 30, 2017.  Non-interest expense increased to $4.2 million for the three months ended September 30, 2018, from $3.7 million for the three months ended September 30, 2017.  For the three months ended September 30, 2018, income tax expense totaled $345,000 compared to $538,000 for the three months ended September 30, 2017.
Total assets at September 30, 2018 were $655.5 million compared to $638.9 million at June 30, 2018.  Cash and cash equivalents increased to $7.1 million at September 30, 2018, from $4.8 million at June 30, 2018.  Investment securities increased slightly to $126.2 million at September 30, 2018, from $126.0 million at June 30, 2018.  Net loans receivable increased to $484.5 million at September 30, 2018, from $476.5 million at June 30, 2018.  Deposits increased to $490.8 million at September 30, 2018, from $480.4 million at June 30, 2018.  Total borrowings, including repurchase agreements, increased to $76.9 million at September 30, 2018 from $69.8 million at June 30, 2018.  Stockholders' equity decreased to $81.1 million at September 30, 2018 from $81.7 million at June 30, 2018.
IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the "Association").  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Champaign and Bourbonnais, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  The principal activity of the Association's wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.
This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Income Statement Data
(Dollars in thousands, except per share data)
	For the Three Months Ended September 30,
	2018	2017
	(unaudited)
Interest income	$6,419	$5,468
Interest expense	1,957	1,057
Net interest income	4,462	4,411
Provision for loan losses	237	408
Net interest income after provision for loan losses	4,225	4,003
Non-interest income	1,278	1,168
Non-interest expense	4,224	3,658
Income before taxes	1,279	1,513
Income tax expense	345	538

Net income	$934	$975

Earnings per share (1)
Basic	$0.26	$0.27
Diluted	0.25	0.26
Weighted average shares outstanding (1)
Basic	3,623,629	3,673,384
Diluted	3,693,482	3,708,465

__________________________________ footnotes on following page

Performance Ratios
	For the Three Months Ended September 30, 2018	For the Year Ended June 30, 2018
	(unaudited)
Return on average assets	0.58%	0.28%
Return on average equity	4.57%	2.09%
Net interest margin on average interest earning assets	2.85%	2.93%

Selected Balance Sheet Data
(Dollars in thousands, except per share data)
	At September 30, 2018	At June 30, 2018
	(unaudited)
Assets	$655,454	$638,923
Cash and cash equivalents	7,130	4,754
Investment securities	126,241	125,996
Net loans receivable	484,464	476,480
Deposits	490,803	480,421
Federal Home Loan Bank borrowings and repurchase agreements	76,884	69,781
Total stockholders' equity	81,081	81,675
Book value per share (2)	20.94	21.10
Average stockholders' equity to average total assets	12.59%	13.48%

Asset Quality
(Dollars in thousands)
	At September 30, 2018	At June 30, 2018
	(unaudited)
Non-performing assets (3)	$5,459	$7,048
Allowance for loan losses	6,181	5,945
Non-performing assets to total assets	0.83%	1.10%
Allowance for losses to total loans	1.26%	1.23%

_________________________________
(1)  Shares outstanding do not include ESOP shares not committed for release.
(2)  Total stockholders' equity divided by shares outstanding of 3,871,408 at both September 30, 2018, and June 30, 2018.
(3)  Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.